UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 4, 2014

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Chief Financial Officer

On June 5, 2014, Ampio Pharmaceuticals, Inc. (“Ampio” or the “Company”) announced the retirement of its Chief Financial Officer, Mark D. McGregor. Mr. McGregor has agreed to continue his employment with the Company in a non-executive capacity to assist in the transition of his responsibilities.

(c) Appointment of Chief Financial Officer, Treasurer and Corporate Secretary

On June 5, 2014, the Company announced the appointment of Gregory A. Gould as the Company’s Chief Financial Officer, Treasurer and Corporate Secretary effective June 10, 2014.

Mr. Gould, age 48, was most recently a financial and operational consultant through his company Gould, LLC, from 2012 through 2014. Prior to working as a consultant, Mr. Gould was the Interim President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of SeraCare Life Sciences, Inc., a biological products manufacturer and service provider for the diagnostic, therapeutic and drug discovery markets, from 2011 through 2012 and its Chief Financial Officer, Secretary and Treasurer from 2006 through 2011. From 2004 to 2005, Mr. Gould served as Chief Financial Officer, Treasurer and Secretary of Atrix Laboratories, Inc., a specialty pharmaceutical company focused on advanced drug delivery. Mr. Gould holds a B.S. in business administration from the University of Colorado and is a certified public accountant.

There are no family relationships between Mr. Gould and any director or executive officer of the Company. There are no relationships or related party transactions between Mr. Gould and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

(e) Material Compensatory Plan, Contract or Arrangement with Principal or Named Executive Officers

On June 4, 2014, the Company entered into an employment agreement with Mr. Gould, effective as of June 10, 2014 (the “Employment Agreement”), in connection with his appointment as Chief Financial Officer, Treasurer and Corporate Secretary of the Company. Pursuant to the Employment Agreement, Mr. Gould will receive an annual salary in the amount of $250,000 per year and will be entitled to participate in the Company’s health plan on terms available to other Company employees. The Employment Agreement has an initial term of 36 months from the effective date.

Mr. Gould is entitled to receive an annual bonus each year that will be determined by the Compensation Committee of the Board of Directors based on individual achievement and company performance objectives established by the Board of Directors or the Compensation Committee. The targeted amount of the annual bonus shall be 50% of the base salary paid to Mr. Gould, although the actual bonus may be higher or lower.

The Employment Agreement provides for an initial grant of stock options to Mr. Gould, subject to approval of the Company’s Compensation Committee, in the amount of 300,000 options to purchase common stock of the Company. The option will be exercisable for a period of ten years at an exercise price per share equal to the last sale price of the Company’s common stock on the effective date of the Employment Agreement. The option will vest approximately as follows: (i) 100,000 options to purchase common stock vest on the effective date of the Employment Agreement, (ii) 100,000 options to purchase common stock vest 365 days thereafter, and (iii) 100,000 options to purchase common stock vest 730 days thereafter. In the event of a change in control or in the event of termination without cause or for good reason (as such terms are defined in the Employment Agreement), all outstanding stock options held by Mr. Gould will become fully vested and exercisable.

In addition, in the event of termination without cause or for good reason (as such terms are defined in the Employment Agreement), Mr. Gould will be entitled to (i) a lump sum payment equal to two times his base salary in effect at the date of termination, less applicable withholding and (ii) COBRA benefits for a period of two years, as further described in the Employment Agreement.

A copy of the Employment Agreement is filed as Exhibit 10.1 hereto.

Item 7.01 Regulation FD Disclosure.

On June 5, 2014, the Company issued a press release announcing Mr. Gould’s appointment. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, executed June 4, 2014 and effective June 10, 2014, by and between Ampio Pharmaceuticals, Inc. and Gregory A. Gould

99.1	Press release issued by Ampio Pharmaceuticals, Inc. on June 5, 2014, furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Gregory A. Gould
Gregory A. Gould
Chief Financial Officer

Dated: June 10, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, executed June 4, 2014 and effective June 10, 2014, by and between Ampio Pharmaceuticals, Inc. and Gregory A. Gould

99.1	Press release issued by Ampio Pharmaceuticals, Inc. on June 5, 2014, furnished herewith